Sub-Item 77Q2

Nuveen Insured New York
Dividend
Advantage Municipal Fund
333-85706
811-09473

Based on a review of the SEC
Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that
all Section 16(a)
filing requirements applicable to
the Funds officers
and directors, investment adviser
and affiliated
persons of the investment adviser
were complied with,
except that the Statement of
Changes in Beneficial
Ownership report filed on behalf
of the adviser listed below was
filed late on
October 25, 2004, accession
number 0001189642-04-000619.
And the initial affiliation report on
behalf
of the adviser listed below was
amended
on October 18, 2004, accession
number 0001189642-04-000583.

There are no greater than ten-
percent
shareholders of the Fund.

ADVISER:

Nuveen Advisory Corp.